Exhibit 10.53

SEPARATION AGREEMENT

This Separation Agreement (the “Separation Agreement”) between Stephen A. Odland (hereinafter referred to as “Executive”) and Office Depot, Inc. (hereinafter referred to as “Office Depot” or “Company”), and is considered dated as of the date signed by Executive.

WHEREAS, Executive has elected to resign from his employment as Chief Executive Officer of the Company and from all other positions he holds with the Company and its affiliates effective as of November 1, 2010 (the “Termination Date”);

WHEREAS, the Company has agreed to treat Executive’s resignation as a termination of employment without Cause under the Employment Agreement between the Company and Executive as Amended and Restated Effective February 19, 2010 (the “Employment Agreement”);

WHEREAS, Executive has agreed to make himself reasonably available to advise and consult with the Company’s interim CEO on an as needed basis through December 31, 2010;

WHEREAS, Executive and the Company wish to further memorialize their respective entitlements and obligations pursuant to the terms of the Employment Agreement upon and following Executive’s termination of employment on the Termination Date; and

WHEREAS, capitalized terms used herein without definition shall have the meanings set forth under the Employment Agreement.

FOR AND IN CONSIDERATION of the forgoing, and other good and valuable consideration as set forth below, Executive and Company agree as follows:

1.	Termination of Employment. Executive’s last day of employment with the Company shall be the Termination Date, which date shall also constitute the date of Executive’s “separation from service” for purposes of Section 8(f) of the Employment Agreement. Executive and the Company agree that Executive’s termination of employment shall be treated as a termination of employment by the Company without Cause for purposes of Section 8(d) of the Employment Agreement. As of the Termination Date, Executive shall resign, and shall hereby be deemed to resign, as of the Termination Date, from all boards of directors, committees and other positions with the Company and its affiliates, as required pursuant to Section 8(h) of the Employment Agreement.

2.	Post-Termination Consulting Services. Executive agrees to make himself reasonably available to advise and consult with the Company on an as needed basis as requested by the Company’s Chief Executive Officer (or his designee) from the Termination Date through December 31, 2010; provided that such services shall not unreasonably interfere with Executive’s other business and personal obligations, shall not require services as would be inconsistent with Executive’s separation from service, and Executive shall be entitled to reimbursement for any reasonable out-of-pocket expenses incurred by Executive in connection with the performance of such services, in a manner consistent with Section 7(a) of the Employment Agreement.

3.	Severance Benefits. The Company shall provide Executive with the following payments and benefits pursuant to the terms of the Employment Agreement:

(a) Executive’s Accrued Rights, to be paid when required pursuant to Section 8(d)(iii)(A)) of the Employment Agreement (it being understood that Executive’s $5,000,000 Retention Bonus shall be paid upon the “Delayed Payment Date”, as defined below);

(b) payment of the COBRA Premium and the Insurance Premium pursuant to Section 8(d)(iii)(B) of the Employment Agreement, in the aggregate amount of $168,229.90, payable within 5 business days following May 1, 2011, or upon such earlier date as such amount would be due pursuant to Section 8(f) of the Employment Agreement in the event of Executive’s death (such payment due date, the “Delayed Payment Date”);

(c) continued eligibility for Executive and his dependents for participation in the Company’s senior executive health and welfare plans for up to 36 months following the Termination Date at Executive’s own expense, to the extent provided under Section 6 of the Employment Agreement and with the insured contract assignment rights set forth therein (the Company will provide Executive with a schedule of such welfare benefits that continue and the insurance that is assignable, and the premium costs for such insurance);

(d) a pro rata bonus for 2010 pursuant to Section 8(d)(iii)(C) of the Employment Agreement, calculated as an amount equal to 5/6 of the full Annual Bonus that Executive otherwise would have earned in respect of 2010 based on the Company’s actual performance during 2010, such amount to be paid on the Delayed Payment Date;

(e) a lump sum cash payment equal to $5,200,000 payable on the Delayed Payment Date pursuant to Section 8(d)(iii)(D) of the Employment Agreement;

(f) on the Termination Date, immediate full vesting of all outstanding restricted stock vesting on a time-basis, but not on a performance basis, stock options and all other long-term equity or other long-term incentive awards vesting on a time-basis then held by Executive, as set forth under Section 8(d)(iii)(E) of the Employment Agreement; and

(g) continued exercisability of Executive’s outstanding Company stock options following the Termination Date, as set forth under Section 8(d)(iii)(F) of the Employment Agreement.

4.	Business Expenses. Executive agrees to provide Office Depot with receipts for any and all expenses charged to his Corporate American Express Card that are pending or unpaid, and to submit all other reimbursable business expense claims to the Company in accordance with Section 7(a) of the Employment Agreement.

5.	No Admission of Liability. Executive and Office Depot acknowledge that this Separation Agreement shall not in any way be construed as an admission by Executive or Office Depot of any unlawful or wrongful acts whatsoever against each other or any other person, and Executive and Office Depot specifically disclaims any liability to or wrongful acts against each other or any other person.

6.

Cooperation. Executive will provide his full and truthful testimony, cooperation and assistance in any litigation, investigations, or administrative proceeding involving any matters with which he was involved during his employment with Office Depot. Executive does not by this Separation Agreement waive any right to claim attorney-client privilege, nor is his assertion of such rights or his counsel’s assertion of the attorney work-product doctrine a breach of this Separation Agreement. Executive is not authorized to waive any of Office

Depot’s rights or privileges. Nothing in this Separation Agreement shall limit any disclosures or information provided by Executive to governmental authorities upon request or required by law. Requests by Office Depot for Executive’s cooperation shall reasonably take into consideration Executive’s schedule. Office Depot will reimburse Executive for reasonable travel expenses and other reasonable expenses and costs with the prior written approval of the Board of Directors, EVP, Human Resources or EVP, General Counsel of Office Depot, which are to be incurred in providing such assistance.

7.	Post-Employment Obligations. Executive understands and agrees that he shall remain subject to the provisions of the Employment Agreement regarding noncompetition, confidential information and work product, as set forth under Sections 9, 10 and 11 of the Employment Agreement in accordance with the terms thereof.

8.	Indemnification. Nothing herein shall be construed to waive or disclaim any indemnification rights to which Executive may be entitled under Office Depot’s By-Laws or pursuant to Section 13(g) of the Employment Agreement, nor is this Separation Agreement intended to release, waive or disclaim any rights that either Office Depot or Executive may have under an applicable insurance policy.

9.	Entire Agreement. Except as provided herein, Executive understands and agrees that this Separation Agreement, together with the Employment Agreement, supersedes all prior agreements and understandings between Executive and Office Depot in connection with the subject matter thereof. Except as provided herein, Executive understands and agrees that this Separation Agreement and the Employment Agreement together constitute the entire agreement and understanding between Office Depot and Executive with respect to Executive’s employment and separation of employment, that no other promises have been made to Executive, and that Executive has not relied upon any representation or statement, written or oral, not set forth in this Separation Agreement or the Employment Agreement. This Separation Agreement may not be modified, amended or revoked except in writing signed by each party. For the avoidance of doubt, the provisions of Section 13 of the Employment Agreement shall survive the termination of Executive’s employment and the Employment Term under the Employment Agreement.

10.	Miscellaneous. This Separation Agreement shall be governed in all respects by the laws of the State of Florida. Venue in any action arising out of or relating to this Separation Agreement shall be in federal court in the Southern District of Florida, if federal jurisdiction exists; otherwise, venue shall be in state court in Palm Beach County, Florida. This Separation Agreement shall not be construed against either party by virtue of the drafting hereof by the Company. If any part of the Separation Agreement should be declared invalid, illegal or unenforceable, the rest of the Separation Agreement will still be valid and enforceable. In the event of any dispute regarding the Separation Agreement or the Employment Agreement, Section 13(h) of the Employment Agreement shall apply. Office Depot shall pay all reasonable attorneys fees incurred by Executive through the date hereof in connection with his termination of employment, this Separation Agreement any related agreements, not to exceed $20,000 in the aggregate. Payment of such attorneys fees will be effected in a manner consistent with that set forth in Section 13(j) of the Employment Agreement.

EXECUTIVE		OFFICE DEPOT, INC.

/s/ Stephen A. Odland		/s/ Elisa D. Garcia C.
Stephen A. Odland		Elisa D. Garcia C., EVP, General Counsel

Date:	10/29/10	Date:	10/29/10

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